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                                                                   Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Tritel, Inc.:

    We consent to the use of our report dated February 16, 1999 related to the consolidated financial statements of Tritel, Inc. and Predecessor Companies as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 and for the period from July 27, 1995 (inception) to December 31, 1998 included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

Jackson, Mississippi

December 10, 1999

                                              /s/ KPMG Peat Marwick LLP